UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ELOQUA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Eloqua, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Eloqua, Inc.

Commission File No.: 001-35616

Eloqua Blog Posting – 12/26/12:

Eloqua, Oracle & Why Modern Marketing Needs Open Systems

The following article was co-written by Eloqua’s CEO, Joe Payne, and Chief Technology Officer, Steve Woods.

Last Thursday we announced that we have entered into a definitive agreement to be acquired by Oracle to become the core of Oracle’s Marketing Cloud. Oracle plans to include Eloqua’s modern marketing as a key pillar to help drive the ultimate customer experience, and we are excited to join Oracle to help execute this vision. In talking with customers over the past few days, one question has arisen around how this recent announcement will affect our open systems approach, and our integrations with many of the sales and marketing systems that you, our customers, use today. We’re glad that those questions are being asked, as it provides an opportunity for us to address them directly and explain why our mutual vision for modern marketing and a great customer experience includes support for an open systems approach to technology.

Modern marketing, at its core, involves a deep understanding the buyer. Eloqua enables this by bringing together an understanding of both the “facts” that we can know about a buyer and their “actions”. The facts, such as their title, role, and industry guide us towards understanding if they are likely buyers of our services at some point in the future. Their actions, such as their web visits, searches, social actions, event attendance, and video views, help us understand their intentions and interests at a current moment in time. With this insight in hand, modern marketing can then focus on how best to connect with that buyer; what message, delivered when, how, and from whom, will best catch their attention.

To bring together this understanding, and to create the best connection with that buyer, modern marketing needs to work with all the key touch points that are relevant to marketers, sales people, and buyers. It is this understanding of a buyer, and ability to act on that understanding, that makes modern marketing so effective at driving revenue for today’s businesses. This means, at a technology level, that integrations with leading CRM systems such as Oracle’s Siebel and other CRM systems, Salesforce.com, and Microsoft CRM are necessary. It also means providing open APIs across the entire platform to facilitate bringing sales into the conversation at the right time, and enabling integrations across social media, data sources, event systems, video, and more in order to understand and connect with buyers wherever they are.

Over the last five years, Eloqua has invested heavily in the open systems to make this possible; deep CRM integrations with all the leading CRM platforms, open APIs across the entire platform, and an AppCloud marketplace with apps that connect to dozens and dozens of systems. This allows modern marketers to assemble insights, and deliver an excellent buying experience, across every platform that is relevant to their buyers and to their business. Oracle’s product philosophy is based on delivering the most complete and open technology to give customers choice. We are convinced that Oracle is committed to enabling customers to use Eloqua’s marketing cloud offering in a multi-vendor environment including non-Oracle sales automation systems after the close of the transaction,

We continue to be excited about joining forces with Oracle because we believe that together we can accelerate the pace of the delivering the best technology for modern marketing to all of our customers – across multiple CRM systems. Thank you for your continued support and for being part of the Eloqua community.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Eloqua will file a proxy statement with the SEC. Additionally, Eloqua and Oracle will file other relevant materials in connection with the proposed acquisition of Eloqua by Oracle pursuant to the terms of an Agreement and Plan of Merger by and among, Oracle, OC Acquisition LLC, a wholly owned subsidiary of Oracle, Esperanza Acquisition Corporation, a wholly-owned subsidiary of OC Acquisition LLC, and Eloqua. The materials to be filed by Eloqua with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of Eloqua are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Oracle, Eloqua and their respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Eloqua stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Oracle’s executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Eloqua’s participants in the solicitation, which may, in some cases, be different than those of Eloqua’s stockholders generally, is set forth in the materials filed by Eloqua with the SEC, including in Eloqua’s Registration Statement on Form S-1, and will be set forth in the proxy statement relating to the merger when it becomes available.